AMQUEST MATRIX FUNDS, INC.
             RULE 12b-1 DISTRIBUTION PLAN


     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by AMquest Matrix Funds, Inc. (the "Corporation"), a
Maryland corporation, on behalf of the AMquest Matrix
Income Fund, the AMquest Matrix Total Return Fund and the AMquest Matrix Growth Fund (individually referred to herein as a "Fund" and collectively as the "Funds").
The Plan has been approved by a majority of the Corporation's Board of Directors, including a majority of the directors who are not interested persons of the Corporation and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 related agreement (as defined below)
(the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such plan.

     In approving the Plan, the Board of Directors determined that adoption of the Plan would be prudent and in the best interests of each of the Funds and their respective shareholders. Such approval by the Board of Directors included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each of the Funds and their respective shareholders.

     The provisions of the Plan are as follows:

1.   PAYMENTS BY THE CORPORATION TO PROMOTE THE SALE OF
     THE FUNDS' SHARES

          (a) The Corporation, on behalf of the Funds, will pay Sun Consolidated Securities, Inc. (the
     "Distributor"), as principal distributor of the Funds' shares, a distribution fee of up to 0.25% per annum of each Fund's average daily net assets.
     The Distributor may pay all or a portion of this fee to any registered and qualified dealer, financial institution or any other person (the
     "Recipient") who renders assistance in
     distributing or promoting the sale of shares of a Fund or Funds pursuant to a written agreement (the
     "Rule 12b-1 Related Agreement"), a form of which is attached hereto as Appendix A. To the extent such fee is not paid to such persons, the Distributor may use the fee for its distribution expenses incurred in connection with the sale of shares of a Fund or Funds. Payment of the distribution fee shall be made quarterly, within 30 days after the close of the quarter for which the fee is payable, upon the Distributor forwarding to the Corporation's Board of Directors the written report required by Section 2 of this Plan; provided that the aggregate payments by any Fund under the Plan to the Distributor and all Recipients shall not exceed 0.25% (on an annualized basis) of the Fund's average net assets for that quarter; and provided further that no fee shall be paid in excess of the distribution expenses verified in a written report and submitted by the Distributor to the Corporation's
     Board of Directors as required under Section 2 of this Plan.

          (b)  From time to time, the Distributor may
     engage in activities which jointly promote the sale of shares of one or more of the Funds, the costs of which are not readily identifiable as related to any one Fund. The expenses attributable to such joint distribution activities shall be allocated by the Board of Directors among each Fund on the basis of its respective net assets, although the Board of Directors may allocate expenses in any other manner it deems fair and equitable.

          (c) No Rule 12b-1 Related Agreement shall be entered into with respect to any Fund, and no payments shall be made pursuant to any Rule 12b-1
     Related Agreement, unless such Rule 12b-1 Related
     Agreement is in writing and has first been delivered to and approved by a vote of a majority of the Corporation's Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement. The form of the
     Rule 12b-1 Related Agreement attached hereto as
     Appendix A has been approved by the Corporation's
     Board of Directors as specified above.

          (d)  Any Rule 12b-1 Related Agreement shall
     describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

          (e)  No Rule 12b-1 Related Agreement may be
     entered into unless it provides (i) that it may be terminated with respect to any Fund at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of such Fund, or by vote of a majority of the Disinterested Directors, on not more than 60 days' written notice to the other party to the Rule
     12b-1 Related Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

          (f)  Any Rule 12b-1 Related Agreement shall
     continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement.

2.   QUARTERLY REPORTS

     The Distributor shall provide to the Board of Directors, and the Directors shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Directors may reasonably request.


3.   EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall become effective with respect to each Fund immediately upon approval by the vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms.
     Thereafter, the Plan shall continue with respect to each Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated with respect to any Fund at any time by the vote of a majority of the outstanding voting securities of such Fund, or by vote of a majority of the Disinterested Directors.

4.   SELECTION OF DISINTERESTED DIRECTORS

     During the period in which the Plan is effective, the selection and nomination of those Directors who are Disinterested Directors of the Corporation shall be committed to the discretion of the Disinterested Directors.

5.   AMENDMENTS

     All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by any Fund hereunder without the approval of a majority of the outstanding voting securities of such Fund.